Exhibit 99.2

Global Aircraft Solutions, Inc (GACF)
Announces First Quarter Financial Results

o	Consolidated revenues increase 33% compared to first quarter 2005
o	Gain from operations increased 199% compared to first quarter 2005
o	EBITDA increased 133% compared to first quarter 2005
o	Company reports net income of $1,123,401 or $0.03 per share for first quarter

TUCSON, Ariz. – May 16, 2006– Global Aircraft Solutions, Inc. (OTCBB: GACF), an integrated aviation company engaged in aircraft trading, aircraft parts sales, and providing scheduled maintenance, repair and overhaul (MRO) services for commercial airlines, charter airlines and aviation leasing companies, today announced financial results for the first quarter 2006.

Revenue for the first quarter 2006 was $11.5 million, a 33% increase compared to the $8.65 million reported for the first quarter of 2005. Gain from operations for the first quarter 2006 was $2,002,851 versus $669,097 in the first quarter of 2005 a gain of 199%. EBITDA for the first quarter 2006 was $2,133,907 versus $916,774 in the first quarter of 2005, an increase of 133%. Capital expenditures for the quarter were $74,127 compared to $38,400 in the first quarter 2005. The Company reported a pre-tax profit of $1,948,910 this quarter versus $658,137 in the first quarter of 2005, an increase of 196%. Net profit for the quarter was $1,123,401 ($.03/share diluted) versus $658,092 ($.02/share diluted) in Q1 2005.

The Company is presently divided into three business segments: Hamilton Aerospace Technologies, Inc. (HAT), a wholly owned subsidiary, manages all aircraft maintenance including our new Tijuana maintenance facility. World Jet, another wholly owned subsidiary manages substantially all aircraft parts sales. The third business segment, aircraft trading, is managed directly by the parent company, Global Aircraft Solutions. Prior to the deduction of $1.2 million in inter-company eliminations, in the first quarter 2006, HAT contributed $6.55 million in revenue and a pre-tax operating profit of $1.19 million, World Jet contributed $2.98 million in revenue and a pre-tax operating profit of $263,202, while the parent company, Global, contributed $3.175 million in revenue for the quarter and a pre-tax operating profit of $549,187 through its aircraft trading activities.

The net profit from the Company’s 30% profit participation in the joint venture company, JetGlobal, is normally consolidated in our aircraft trading segment, and it should be noted that on April 25, the Company issued a press release and filed an SEC form 8K recording the sale of six 737-200 aircraft by Jetglobal in the first quarter of 2006. The press release and SEC form 8K filing stated that Global Aircraft Solutions would book its 30% share of the net profit resulting from the sale of these six aircraft in the first quarter 2006. However, upon review of the Company’s first quarter financial results by the Company’s independent audit firm, it was determined that although the sale agreements for the six aircraft in question were executed in the first quarter 2006, the announced JetGlobal sales transactions did not meet all GAAP tests for booking the aircraft sale transactions in the quarter in which the sale agreements were executed. All six of the 737-200 aircraft sales subsequently met all GAAP tests for delivery and booking in the second quarter 2006. Consequently, contrary to the press release and SEC form 8K filing dated April 25, 2006, Global is booking no net profit from Jetglobal in the first quarter 2006, and the Company will issue an SEC form 8K(A) stating that the net profit resulting from the six aircraft sales previously announced will be booked in the second quarter 2006 rather than the first quarter 2006. Global did book $45,872 in expenses in the first quarter 2006 as its share of JetGlobal’s expenses for that quarter.

GACF’s balance sheet reflected cash of $295,748, with no long-term debt. Additionally, current assets grew to $15.6 million in the quarter from $14.3 million at December 31, 2005, current liabilities decreased to $9.8 in the quarter from $11 million at December 31, 2005 and stockholders’ equity increased during the same period to $15.2 million from $14 million at year-end.

John Sawyer, President of Global Aircraft Solutions and Hamilton Aerospace, stated, “Our ongoing efforts to revamp our internal billing procedures and to control costs in HAT are now bearing fruit. In fact, HAT’s performance was strong enough to give us a solid first quarter despite having to defer to the second quarter the net profits earned by JetGlobal from the previously announced sale of six 737-200 aircraft. Given the backlog we enjoy in both our aircraft trading and aircraft maintenance segments, and the steady results we’re seeing from World Jet, we can already project strong, record-setting top and bottom line growth for 2006.”

GACF Chairman Ian Herman added, “Our shareholders should note that Global was able to post comparative quarter triple-digit growth in EBITDA even after our auditors required us to defer over one million dollars in contributed profit from JetGlobal into next quarter. Given the known profitable maintenance contracts in work at HAT and the strong net profit contribution already built in as a result of the deferred booking of sales in JetGlobal, barring any unforeseen circumstances, I feel it is reasonable to project record earnings for the upcoming second quarter and 2006 as a whole.”

Conference Call Reminder

The conference call will take place at 4:30 p.m. eastern, on Thursday, May 18, 2006. Anyone interested in participating should call 877-692-2592 if calling within the United States, or 973-582-2700 if calling internationally approximately 5 to 10 minutes prior to 4:30 p.m. There will be a playback available until May 25, 2006. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 7383708 for the replay. This call is being webcast by ViaVid Broadcasting and can be accessed at GACF’s website at http://www.globalaircraftsolutions.com. The webcast may also be accessed at ViaVid’s website at http://www.viavid.net . The webcast can be accessed through September 16, 2006 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

About Global Aircraft Solutions -

Global Aircraft Solutions trades in commercial jet aircraft and provides parts support and maintenance, repair and overhaul (MRO) services for commercial aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace and World Jet, both divisions of Global Aircraft Solutions, operate from adjacent facilities comprising about 35 acres located at Tucson International Airport. These facilities include hangars, workshops, warehouses, offices and other buildings. Notable customers include AerCap, BCI Aircraft Leasing, Q Aviation, Falcon Air Express, Jetran International, Goodrich Corporation, AAR, National Jet Systems, Pemco, San Antonio Aerospace, Pegasus Aviation, Shaheen Airlines, Iraqi Airways, and Aero California. Global’s website is located at www.globalaircraftsolutions.com. The Hamilton Aerospace website is located at www.hamaerotech.com.

Except for the historical information presented, the above statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 or regulations thereunder. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. These risks include the economic health of the airline industry, demand for Global Aircraft Solutions’ services, and competitive pricing pressures. In addition, other risks are detailed in Global’s Form 10-KSB filed on April 4, 2005. These statements speak only as of above date, and Global disclaims any intent or obligation to update them.

Contact:

Global Aircraft Solutions
Ian Herman, (520) 275-6059
iherman@hamaerotech.com

                   Or

Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net

Tables Attached

GLOBAL AIRCRAFT SOLUTIONS, INC.
Condensed Consolidated Balance Sheet
December 31, 2005 and March 31, 2006

ASSETS

	2005 (audited)	2006 (unaudited)

CURRENT ASSETS
Cash and cash equivalents	$ 368,013	$ 295,748
Accounts receivable	4,993,138	5,717,155
Note receivable	1,997,868	1,870,831
Costs and estimated earnings on uncompleted contracts in	984,067
excess of billings
Inventory	6,580,092	6,055,170
Restricted funds	98,500	98,500
Other current assets	304,987	625,449

TOTAL CURRENT ASSETS	$14,342,598	$15,646,920

Property, plant and equipment	1,632,141	1,580,310
Investment	25,000	25,000
Equity in net assets of and advances to affiliates	6,333,690	5,197,216
Customer list, net	133,886	100,414
Agreement with vendor, list	28,490	21,368
Goodwill	38,992	38,992
Inventory, non-current	2,187,343	2,229,852
Deferred income taxes	130,000	131,000
Other assets	192,481	60,426

TOTAL ASSETS	$25,054,621	$25,031,498

The accompanying notes, which are not attached to this press release, are an integral part of these condensed consolidated financial statements.

GLOBAL AIRCRAFT SOLUTIONS, INC.
Condensed Consolidated Balance Sheet
December 31, 2005 and March 31, 2006

LIABILITIES AND STOCKHOLDERS' EQUITY

	2005 (audited)	2006 (unaudited)

CURRENT LIABILITIES
Notes payable – short term	$ 2,564,739	$ 4,859,936
Accounts payable – trade	7,181,397	2,582,729
Customer deposits	—	324,000
Billings in excess of costs and estimated
earnings on contracts in progress	23,458
Accrued liabilities	570,724	575,342
Income taxes payable	685,904	1,465,541
Commitments and contingencies

TOTAL CURRENT LIABILITIES	$ 11,026,222	$ 9,807,548

TOTAL LIABILITIES	$ 11,026,222	$ 9,807,548

STOCKHOLDERS' EQUITY
Common stock, $.001 par value, 100,000,000 shares authorized
38,998,215 and 39,108,386 shares issued 2005 and 2006
and 30,700,386 and 38,728,215 shares outstanding 2005
and 2006	$ 38,998	$ 39,108
Additional paid-in capital	11,904,673	12,071,473
Deferred compensation	(80,000)	(174,750)
Contributed capital	620,289	620,289
Retained earnings	1,544,409	2,667,830

TOTAL STOCKHOLDERS' EQUITY	$ 14,028,399	$ 15,223,950

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 25,758,012	$ 25,031,498

The accompanying notes, which are not attached to this press release, are an integral part of these condensed consolidated financial statements.

GLOBAL AIRCRAFT SOLUTIONS, INC.

Condensed Consolidated Statement of Operations
For the Three Months ended March 31, 2005 and 2006
(unaudited)

	Three months ended March 31,
	2005	2006
Net sales	$ 8,652,236	$ 11,508,723
Cost of sales	(6,299,197)	(7,535,409)
Inventory write down	(55,208)	—

Gross profit	2,297,831	3,973,314

Selling, general and administrative expense	(1,628,734)	(1,970,463)
Penalties	—	—

Gain (loss) from operations	669,097	2,002,851

Other income (expense):
Interest income	30,063	30,357
Interest expense	(133,989)	(84,674)
Discounts taken	17,715
Miscellaneous expense	—	(116)
Miscellaneous income	75,251	492
Equity in losses of unconsolidated affiliate	—	(45,872)

Net profit (loss), Before taxes	658,137	1,903,038
Estimated taxes, State and Federal	(45)	(779,637)

Net profit (loss), After taxes	$ 658,092	$ 1,123,401

Net profit (loss) per share, Basic (30,690,945 and 38,646,326 shares)	$ 0.02	$ 0.03
Net profit (loss) per share, Fully diluted (33,060,277 and 41,596,366
shares)	$ 0.02	$ 0.03

The accompanying notes, which are not attached to this press release, are an integral part of these condensed consolidated financial statements.